EXHIBIT 10(f)

                                 FIRST AMENDMENT

                                     TO THE

                           JEFFERSON BANKSHARES, INC.

                  DEFERRED COMPENSATION AND STOCK PURCHASE PLAN

                           FOR NON-EMPLOYEE DIRECTORS

         The Jefferson Bankshares, Inc. Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (the "Plan"), as amended and restated as of December 13, 1994, is hereby further amended as follows:

         1. The first sentence of Section 7 of the Plan is deleted and replaced with the following new sentences:

         If a Director has elected pursuant to Section 5 to defer Fees otherwise payable through the crediting of Shares, the Company shall either (a) cause such Shares to be credited to an account maintained in the name of the Trustee by the Agent to be held for the benefit of the electing Director, or (b) issue such Shares directly to itself as custodian and credit the Shares to an account for the electing Director to whom the Fees would be otherwise payable. Such account shall be referred to as the Director's "Share Fees Account."

         2. Section 16 of the Plan is amended in its entirety to read as follows:

                  16.  Share Certificates and Voting.

                           (a) The Trustee or the Company shall hold for deferred payment to the Director all Shares purchased with cash dividends and other distributions paid or made with respect to the Shares. When Shares become distributable under the terms of the Plan to a Director, the Company shall not issue fractions of Shares. Whenever under the terms of the Plan a fractional Share would otherwise be required to be issued, the Director shall be paid in cash for such fractional Share based upon the Fair Market Value on, or as of a recent date prior to, the date of distribution.




                           (b) The Trustee, or a co-fiduciary of the Company (within the meaning of applicable state law), shall exercise all voting, tender and similar rights with respect to Shares that are credited to a Director's Share Fees Account. Each Director shall be entitled to exercise all voting, tender and similar rights with respect to all other Shares purchased under the Plan.

         This Amendment is adopted as of January 28, 1997.



                                                     JEFFERSON BANKSHARES, INC.


                                                     /s/  O. Kenton McCartney
                                                          President and CEO